Exhibit 99.1

KOCH ANNOUNCES STRATEGIC PARTNERSHIP WITH EVBOX GROUP, INDUSTRY LEADER IN EV CHARGING SOLUTIONS

Strategic Partnership Follows PIPE Investment in EVBox’s Planned Business Combination with TPG Pace Beneficial Finance Corp.

Wichita, KS – February 10 2021 – Koch Strategic Platforms (“KSP”), a subsidiary of Koch Investments, announced today a strategic partnership with EVBox, a pioneer in the development of electric vehicle (“EV”) charging station solutions. KSP is a newly formed group created to evaluate growth opportunities and investments in companies working in “new economy” areas. KSP aims to be the preferred partner beyond capital investment by leveraging the resources and capabilities of Koch Industries – not only creating new platforms for Koch but also accelerating growth for companies in which it invests.

Founded in the Netherlands with offices across Europe and North America, EVBox recently agreed to a business combination with TPG Pace Beneficial Finance Corp. (NYSE: TPGY.U, TPGY, TPGY WS), which will result in the company being publicly listed on the NYSE and provide it with growth capital for expansion. Koch Investments is participating in that transaction as an investor in TPG Pace’s fully committed Private Investment in Public Equity (“PIPE”), which will provide EVBox with additional growth capital to expand its reach globally.

As part of the partnership, KSP will help EVBox continue to scale its operations across North America. KSP and EVBox will explore opportunities to leverage the power of Koch companies’ leading market positions to accelerate the growth of EVBox in the United States and around the world. The two companies will look to collaborate on matters ranging from software and hardware technology integration, project management, operations excellence, and domestic sales and marketing.

Additionally, the companies will evaluate charging station installations at various Koch corporate locations around the world. Koch Industries is the largest privately held company in North America with more than $115 billion in revenue, according to Forbes, and more than 122,000 employees globally.

“Koch is very excited to invest in and partner with EVBox as it continues to grow and build on its strong momentum,” said Steve Feilmeier, President of Koch Investments. “For over a decade, EVBox has been a global leader in charging strategies and solutions, having shipped more than 200,000 charge points to customers in 70 countries. With its market-leading, flexible architecture software-enabled platform designed to meet the needs of a broad range of customer segments, EVBox is an ideal candidate for rapid expansion in the U.S.”

“As we position EVBox for global expansion, this partnership with KSP will provide us with tremendous insights and strategic growth opportunities to bring our market-leading charging solutions to the United States and beyond, while empowering KSP to help accelerate transformative energy solutions for consumers across the globe,” said Kristof Vereenooghe, President and CEO of EVBox Group. “Our mutual focus on developing innovative products and services that improve lives and consume fewer resources, combined with TPG Pace’s extensive track record of supporting high-growth ESG companies, will further position EVBox to accelerate the next step in its growth strategy as the world moves toward EV adoption globally.”

“The world continues to see significant change as technology and innovation impact everything we do,” says David Park, President of Koch Strategic Platforms. “Our investment in EVBox demonstrates Koch’s continuous commitment to evaluating specific industries for potential investment opportunities, including the energy transformation space.”

The strategic relationship with EVBox represents a broader developing relationship between Koch Investments and TPG Pace. Koch Investments also participated in the recent TPG Pace transaction with Nerdy (NYSE: PACE), leading direct-to-consumer, curated gig economy platform for live online learning benefiting both learners and experts.

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About Koch Strategic Platforms

With offices in Atlanta and Wichita, KSP desires to be the preferred investment partner with growth focused, strategic companies who are innovating in “new economy” industries. Created in 2020, the KSP team pursues public and private investments with companies where long-term mutual benefit can be realized.

About EVBox Group

Founded in 2010, EVBox Group empowers forward-thinking businesses to build a sustainable future by providing flexible and scalable electric vehicle charging solutions. With its extensive portfolio of commercial and ultra-fast EVBox charging stations, as well as scalable charging management software engineered by Everon, EVBox Group ensures that electric mobility is accessible to everyone.

EVBox Group is a leader in R&D, with facilities across Europe and North America developing groundbreaking electric vehicle charging technology. With offices across the globe, including Amsterdam, Bordeaux, Munich, and Chicago, and strong foundations in dozens of markets, EVBox Group is working to shape a sustainable future of transportation.

In 2021, EVBox Group will become a public company listed on the New York Stock Exchange via a business combination with TPG Pace Beneficial Finance (NYSE: TPGY) and initial investors BlackRock, Inclusive Capital, Neuberger Berman Funds, and Wellington Management.

About TPG Pace Group and TPG Pace Beneficial Finance

TPG Pace Group is TPG’s dedicated permanent capital platform. TPG Pace Group has a long-term, patient, and highly flexible investor base, allowing it to seek compelling opportunities that will thrive in the public markets. TPG Pace Group has sponsored five special purpose acquisition companies (“SPACs”) and raised more than $3 billion since 2015.

TPG Pace Beneficial Finance raised $350 million in its October 2020 IPO in order to seek a business combination target that combines attractive business fundamentals with, or with the potential for strong environmental, social and governance (“ESG”) principles and practices. For more information, visit https://www.tpg.com/pace-beneficial-finance.